Exhibit 99.1

NEWS RELEASE

Corporate Headquarters: Dorman Products, Inc. 3400 East Walnut Street Colmar, Pennsylvania 18915 Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Matthew S. Kohnke, CFO	www.dormanproducts.com
(215) 997-1800 x 5182
E-mail: MKohnke@dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the First Quarter Ended March 26, 2011

Colmar, Pennsylvania (April 26, 2011) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the first quarter ended March 26, 2011.

Revenues for the three months ended March 26, 2011 increased 26% over the prior year to $124.4 million from $99.0 million last year. Revenue growth was driven primarily by strong overall demand for our products and higher new product sales.

Net income in the first quarter of 2011 was up 29% to $12.4 million from $9.6 million in the same period last year. Diluted earnings per share in the first quarter of 2011 rose 28% to $0.68 from $0.53 in the same period last year.

For the thirteen weeks ended March 26, 2011 and March 27, 2010:

•	Gross profit margin was 36.5% in 2011 compared to 38.2% in 2010. The decrease in margin percent is the result of an increase in transportation costs and higher provisions for excess inventory.

•

Selling, general and administrative expenses increased 19% in 2011 to $26.2 million from $22.1 million in 2010, but were down as a percentage of sales from 22.3% in 2010 to 21.1% in 2011. The spending increase was the result of higher variable costs related to our sales increase, increased new product development spending and inflationary cost increases.

•

Our effective tax rate decreased to 35.2% from 38.5% in the prior year. The decrease is primarily the result of the 2011 receipt of tax-exempt life insurance proceeds used to fund an officer’s death benefit.

•	Operating cash flow for 2011 was $9.2 million compared to $7.1 million in 2010.

Mr. Steven Berman, Chairman and Chief Executive Officer, said, “Our strong first quarter sales growth was driven by the continued success of our new product development efforts.

Revenues from products introduced in the last two years topped 20% for the quarter. This is a direct result of our continued investments and the efforts from our dedicated, enthusiastic and knowledgeable contributors. We continue to commit additional resources to our New to the Aftermarket initiative – during 2010 we increased the number of Dorman sales, engineering and product development professionals by 30%.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman (R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), renew (TM), TECHoice (TM), Symmetry (R) and Scan-Tech (R) brand names.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company’s 2010 Annual Report on Form 10-K under Item 1A - Risk Factors.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
First Quarter (unaudited)	3/26/11	Pct.	3/27/10	Pct.
Net sales	$124,374	100.0	$98,976	100.0
Cost of goods sold	78,962	63.5	61,199	61.8
Gross profit	45,412	36.5	37,777	38.2
Selling, general and administrative expenses	26,222	21.1	22,078	22.3
Income from operations	19,190	15.4	15,699	15.9
Interest expense, net	70	—	65	0.1
Income before income taxes	19,120	15.4	15,634	15.8
Provision for income taxes	6,734	5.4	6,019	6.1
Net income	$12,386	10.0	$9,615	9.7
Earnings per share:
Basic	$0.69	—	$0.54	—
Diluted	$0.68	—	$0.53	—
Average shares outstanding:
Basic	17,891	—	17,689	—
Diluted	18,227	—	18,061	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	3/26/11	12/25/10
Assets:
Cash and cash equivalents	$34,139	$30,463
Accounts receivable	103,929	101,851
Inventories	124,900	120,433
Deferred income taxes	12,514	12,135
Prepaid expenses	2,261	2,213
Total current assets	277,743	267,095
Property & equipment	32,122	28,790
Goodwill	26,553	26,553
Other assets	705	721
Total assets	$337,123	$323,159

Liability & Shareholders’ Equity:
Accounts payable	$31,984	$33,978
Accrued expenses and other	16,003	14,182
Total current liabilities	47,987	48,160
Other long-term liabilities	4,232	3,210
Deferred income taxes	8,892	8,636
Shareholders’ equity	276,012	263,153
Total Liabilities and Equity	$337,123	$323,159

Selected Cash Flow Information:
(in thousands)	13 Weeks (unaudited)
	3/26/11	3/27/10

Depreciation and amortization	$1,859	$1,924
Capital Expenditures	$5,154	$1,994